Company contact: Mel Spinella 818 / 704-3533

FOR IMMEDIATE RELEASE	July 22, 2004

21st CENTURY INSURANCE GROUP
ANNOUNCES SOLID SECOND QUARTER RESULTS

(WOODLAND HILLS, CA) – 21st Century Insurance Group (NYSE: TW) today reported another quarter of solid operating results with net income of $21.4 million, or $0.25 per share, for the quarter ended June 30, 2004, compared to net income of $29.2 million, or $0.34 per share, for the quarter ended June 30, 2003. The 2003 quarterly results included nonrecurring nonoperational items that increased net income by $9.1 million, or $0.11 per share.

For the six months ended June 30, 2004, net income was $41.2 million, or $0.48 per share, compared to $22.4 million, or $0.26 per share, for the same period in 2003. The results for the six months ended June 30, 2003 include the second quarter nonrecurring nonoperational income items of $9.1 million after-tax, or $0.11 per share, and a first quarter after-tax charge of $24.1 million, or $0.28 per share, to strengthen reserves on the 1994 Northridge earthquake claims.

The Company showed continued strength in its core personal auto lines results:

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Direct premiums written increased 7.9% to $324.8 million in the second quarter ended June 30, 2004, compared to $300.9 million in the second quarter of 2003. For the six months ended June 30, 2004, direct premiums written increased 11.9% to $665.3 million compared to $594.5 million for the same period in 2003.

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The combined ratio improved to 94.5% in the second quarter of 2004 compared to 96.2% for the same quarter a year ago. For the six months ended June 30, 2004, the combined ratio improved to 95.5% from 96.6% in 2003.

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Underwriting profit increased 65.3% for the three months ended June 30, 2004 to $18.0 million from $10.9 million in the second quarter of 2003. For the six months ended June 30, 2004, underwriting profit was $28.8 million, an increase of 52.6% over underwriting profit of $18.9 million for same period in 2003.

“Our solid underwriting results, increasing cash flows from operations and improved investment results continue to strengthen our returns to shareholders. We also are pleased with progress in our new Midwest markets, technology projects and resolution of remaining SB1899/Earthquake claims,” said CEO Bruce Marlow.

Cash flow from operations increased by 25.9% to $58.5 million for the second quarter of 2004 from $46.4 million in the second quarter of 2003. For the six months ended June 30, 2004, cash flow from operations increased by 36.2% to $116.0 million from $85.2 million for the same period in 2003. This resulted in an overall increase in total assets to $1.779 billion at June 30, 2004 from $1.738 billion at December 31, 2003.

Statutory surplus increased by $56.8 million, or 10.6%, to $591.8 million at June 30, 2004 from $535.0 million at December 31, 2003. Stockholders’ equity and book value per share increased by $5.9 million to $706.6 million and $0.07 to $8.27, respectively, at June 30, 2004 from $700.7 million and $8.20, respectively, at December 31, 2003.

About 21st

Founded in 1958, 21st Century Insurance Group primarily markets and underwrites personal automobile insurance to customers in California. The Company also provides personal auto insurance in four other western states (Arizona, Nevada, Oregon and Washington) and three midwestern states (Illinois, Indiana and Ohio). 21st provides a superior combination of policy features and customer service at a competitive price. Twenty-four-hours-a-day, 365 days a year, customers have the option to purchase insurance, service their policy or report a claim over the phone directly through our centralized licensed insurance agents at 1-800-211-SAVE or through the Company’s full-service website at www.21st.com. 21st Century Insurance Company is rated A+ (Superior) by A.M. Best and A+ by Standard & Poor’s.

21st Century Insurance Group is traded on the New York Stock Exchange under the trading symbol TW and is headquartered at 21st Century Plaza, 6301 Owensmouth Avenue, Woodland Hills, CA 91367.

Cautionary Statement:
Statements contained herein and within other publicly available documents may include, and the Company's officers and representatives may from time to time make statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. These statements may address, among other things, the Company's strategy for growth, underwriting results, expected combined ratio and growth of written premiums, product development, computer systems, regulatory approvals, market position, financial results, dividend policy and reserves. It is possible that the Company's actual results, actions and financial condition may differ, possibly materially, from the anticipated results, actions and financial condition indicated in these forward-looking statements. Important factors that could cause the Company's actual results and actions to differ, possibly materially, from those in the specific forward-looking statements include the effects of competition and competitors' pricing actions; adverse underwriting and claims experience, including as a result of revived earthquake claims under SB 1899; customer service problems; the impact on Company operations of natural disasters, principally earthquake, or civil disturbance, due to the concentration of Company facilities and employees in Woodland Hills, California; information systems problems, including failures to implement information technology projects on time and within budget; adverse developments in financial markets or interest rates; results of legislative, regulatory or legal actions, including the inability to obtain approval for rate increases and product changes and adverse actions taken by state regulators in market conduct examinations; and the Company’s ability to service its debt, including its ability to receive dividends and/or sufficient payments from its subsidiaries to service its obligations. The Company is not under any obligation to (and expressly disclaims any such obligations to) update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Additional financial information is available on the Company's website at www.21st.com (which shall not be deemed to be incorporated in or a part of this release) or by request to the Investor Relations Department.

© 2004 by 21st Century Insurance Group. All rights reserved.

Exhibit A
21st Century Insurance Group and Subsidiaries
Condensed Financial Data - Personal Auto (GAAP)
(amounts in thousands, except share data)
(Unaudited)

	QTD June 30,		YTD June 30,

	2004	2003	2004	2003

Personal Auto Lines
Direct premiums written	$324,750	$300,924	$665,343	$594,540

Net premiums written	$323,613	$299,743	$663,017	$592,223

Net premiums earned	$326,965	$287,231	$645,130	$558,672

Losses and loss adjustment expenses incurred	244,332	228,182	491,571	444,525
Underwriting expenses incurred	64,626	48,156	124,716	95,242

Underwriting profit	$18,007	$10,893	$28,843	$18,905

Loss and loss adjustment expense ratio	74.7%	79.4%	76.2%	79.6%
Underwriting expenses ratio	19.8%	16.8%	19.3%	17.0%

Combined ratio	94.5%	96.2%	95.5%	96.6%

Supplemental Reconciliation of Personal Auto Lines GAAP Underwriting Profit to Net Income
Personal auto lines underwriting profit	$18,007	$10,893	$28,843	$18,905
Underwriting loss on homeowner and earthquake lines	(168)	-	(388)	(37,000)
Net investment income	14,315	11,673	27,461	23,311
Other income	-	14,065	-	14,065
Realized investment gains	1,337	7,700	8,983	12,280
Interest and fees expense	(2,185)	(833)	(4,411)	(1,540)
Provision for income tax expense	(9,932)	(14,347)	(19,289)	(7,580)

Net income	$21,374	$29,151	$41,199	$22,441

Exhibit B
21st Century Insurance Group and Subsidiaries
Condensed Financial Data - All Lines (GAAP)
(amounts in thousands, except share data)
(Unaudited)

	QTD June 30,		YTD June 30,

	2004	2003	2004	2003

Total All Lines
Direct premiums written	$324,806	$300,924	$665,453	$594,528

Net premiums written	$323,668	$299,743	$663,127	$592,215

Net premiums earned	$327,021	$287,231	$645,241	$558,672

Losses incurred	206,105	180,637	410,419	363,715
Loss adjustment expenses incurred	38,451	47,545	81,651	117,810

Loss and loss adjustment expenses incurred	244,556	228,182	492,070	481,525
Underwriting expenses incurred	64,626	48,156	124,716	95,242

Underwriting profit (loss)	17,839	10,893	28,455	(18,095)
Net investment income	14,315	11,673	27,461	23,311
Other income	-	14,065	-	14,065
Realized investment gains	1,337	7,700	8,983	12,280
Interest and fees expense	(2,185)	(833)	(4,411)	(1,540)
Provision for income tax expense	(9,932)	(14,347)	(19,289)	(7,580)

Net income	$21,374	$29,151	$41,199	$22,441

Net income per common share - basic and diluted	$0.25	$0.34	$0.48	$0.26

Loss and loss adjustment expense ratio	74.7%	79.4%	76.3%	86.2%
Underwriting expense ratio	19.8%	16.8%	19.3%	17.0%

Combined ratio	94.5%	96.2%	95.6%	103.2%

Cash Flow from Operations	$58,457	$46,438	$116,033	$85,220

	As of	As of
	June 30,	December 31,
Balance Sheet Data	2004	2003

Cash and investments	$1,328,099	$1,284,686
Total assets	$1,778,890	$1,738,132
Unrealized (loss) gain on investments	$(8,987)	$23,497
Stockholders' equity	$706,592	$700,690
Number of common shares outstanding	85,470,364	85,435,505
Book value per share	$8.27	$8.20

Additional Information
Statutory surplus	$591,826	$535,026
Net premiums written to statutory surplus ratio	2.2	2.3
Cash and investments at holding company	$16,187	$24,361
Auto units in force	1,495	1,403
Auto renewal ratio	92%	92
After-tax yield on investments	3.3%	3.6